Filed pursuant to Rule 424(b)(3)
Registration No. 333-198733

PROSPECTUS SUPPLEMENT NO. 2

8,392,708 Shares of Common Stock

Issuable upon Exercise of Warrants

of

Guided Therapeutics, Inc.

This prospectus supplement no. 2 supplements and amends the prospectus dated May 7, 2015, as previously supplemented, which constitutes part of our registration statement on Form S-1 (No. 333-198733) relating to up to 8,392,708 shares of our common stock issuable upon exercise of warrants. This prospectus supplement includes our current reports on Form 8-K, filed May 29, 2015 and June 5, 2015. THIS IS NOT A NEW REGISTRATION OF SECURITIES.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 5, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2015

GUIDED THERAPEUTICS, INC.

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2015, the Company entered into an amendment agreement (the “Amendment”) with Tonaquint, Inc. (“Tonaquint”) pursuant to which the terms of the secured promissory note issued to Tonaquint on September 10, 2014 and previously amended on March 10, 2015 and May 4, 2015 (the “Note”) were further amended to, among other things, extend the date upon which the balance of the Note is due to July 20, 2015. During the extension, interest will continue to accrue on the Note at a rate of the lesser of 18% per year or the maximum rate permitted by applicable law. In addition, while the Note remains outstanding, Tonaquint will have the right to convert up to an additional $50,000 of the outstanding balance of the Note into shares of the Company’s common stock, at a conversion price per share equal to the lower of (1) $0.25 and (2) 75% of the lowest daily volume weighted average price per share of the Company’s common stock during the five business days prior to conversion. If the conversion price would be lower than $0.15 per share, the Company has the option of delivering the conversion amount in cash in lieu of shares. Tonaquint has agreed that, in any given calendar week, it will not sell conversion shares in an amount exceeding the greater of (a) 15% of the Company’s weekly dollar trading volume in that week, or (b) $75,000. Tonaquint has further agreed not to engage in any “short sale” transactions in the Company’s common stock during the two-month extension. In connection with the Amendment, the parties agreed to increase the outstanding balance of the Note by $25,000. Separately, in response to Tonaquint’s May 28, 2015 conversion notice delivered pursuant to the Note, the parties agreed to convert approximately $75,107 in outstanding balance subject to the conversion notice into 715,308 shares of the Company’s common stock at a price of $0.105 per share.

The amended Note was, and the shares issued and issuable upon conversion will be, exempt from the registration requirements of the Securities Act, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. The Company made this determination based on the representations in the Amendment that Tonaquint is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about its investment and about the Company.

The above description of the Amendment is qualified in its entirety by reference to the Amendment, attached as Exhibit 10.1 to this current report and incorporated herein by reference.

This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any securities. The amended Note has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit
10.1	Amendment #3, dated June 1, 2015, by and between the Company and Tonaquint

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

/s/ Gene S. Cartwright, Ph.D.
By: Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
Date: June 4, 2015

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EXHIBIT INDEX

Number	Exhibit
10.1	Amendment #3, dated June 1, 2015, by and between the Company and Tonaquint

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) May 29, 2015; (May 29, 2015)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 29, 2015, the Company held its annual meeting of stockholders in Atlanta, Georgia.  As of the record date, April 2, 2015, there were 100,888,853 shares of Common Stock and 1,277 shares of Series B preferred stock (common stock equivalent being 9,160,689 shares), voting on an as-converted basis entitled to vote at the annual meeting. Represented at the meeting in person or by proxy were 93,122,495 votes representing 85 percent of the total shares of Common Stock entitled to vote at the meeting.

The purpose of the meeting was to elect six directors, amend our Certificate of Incorporation to increase the number of authorized shares of our common stock to a total of 245,000,000 shares, the non-binding, advisory approval of the compensation of the Company’s named executive officers and to ratify the appointment of UHY, LLP as the Company’s independent auditors for fiscal year 2015. The following table sets forth the results of the vote on the matters:

Proposal		Votes
Gene S. Cartwright,Ph.D.	For	47,083,359
	Against	2,763,946
	Abstain	904,307
	Non Votes	42,370,883

Ronald W. Hart, Ph.D.	For	36,380,281
	Against	13,399,821
	Abstain	971,510
	Non Votes	42,370,883

John E. Imhoff, M.D.	For	46,698,866
	Against	3,085,022
	Abstain	967,724
	Non Votes	42,370,883

Michael C. James	For	39,506,957
	Against	10,866,527
	Abstain	378,128
	Non Votes	42,370,883

Jonathan M. Niloff, M.D.	For	39,656,031
	Against	10,767,453
	Abstain	328,128
	Non Votes	42,370,883

Linda Rosenstock, M.D.	For	39,630,519
	Against	10,746,915
	Abstain	374,178
	Non Votes	42,370,883

Increase Common Shares	For	63,796,323
	Against	27,498,008
	Abstain	1,828,164
	Non Votes	-

Executive Compensation	For	37,871,340
	Against	11,659,487
	Abstain	1,220,785
	Non Votes	42,370,883

Auditors	For	84,090,552
	Against	8,116,139
	Abstain	915,803
	Non Votes	1

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Gene Cartwright
Gene Cartwright
Chief Executive Officer
Date: May 29, 2015

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